As filed with the Securities and Exchange Commission on March 31, 2006.

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________

SUN AMERICAN BANCORP

(Exact name of registrant as specified in its charter)

______________

Delaware	65-0325364
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3400 Coral Way

Miami, Florida 33145

(305) 421-6800

(Address of Principal Executive Offices; Zip Code)

2005 STOCK OPTION AND STOCK INCENTIVE PLAN

(Full title of the plan)

MICHAEL GOLDEN

Chief Executive Officer

Sun American Bancorp

3400 Coral Way

Miami, Florida 33145

(305) 421-6800

(Name and address of agent for service; telephone number,

including area code, of agent for service)

Copies to:

JANE K. STORERO, ESQUIRE

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

(215) 569-5500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock , par value $.01 per share	2,000,000	(2)	$10,510,140	$1,124.58

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock, par value $.01 per share (“Common Stock”), set forth above, an indeterminate number of shares of Common Stock which, by reason of certain events specified in the Sun American Bancorp 2005 Stock Option and Stock Incentive Plan (the “Plan”), may become issuable pursuant to the anti-dilution provision of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. Of the 2,000,000 shares of Common Stock authorized for issuance under the Plan, 30,000 shares are being registered at a price of $4.25 per share, 140,000 shares are being registered at a price of $4.00 per share, 45,000 shares are being registered at a price of $4.21 per share, 415,100 shares are being registered at a price of $5.32 per share and the remaining 1,369,900 shares are being registered at a price of $5.42 per share which represents the average of the high and low prices of the Common Stock reported by AMEX on March 28, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

Sun American Bancorp (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 2,000,000 shares of common stock, par value $.01 per share (“Common Stock”), under the 2005 Stock Option and Stock Incentive Plan (the “Plan”).

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given, without charge, to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to the participants in the Plan pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plan are available without charge by contacting:

Sun American Bancorp

3400 Coral Way

Miami, Florida  33145

(305) 421-6800

Attention:  Michael Golden, President and

Chief Executive Officer

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

Document	Period	Date of Filing
Current Report on Form 8-K containing description of the Company’s Common Stock	July 13, 2005	July 14, 2005
Annual Report on Form 10-KSB	December 31, 2005	March 29, 2006
Current Report on form 8-K	January 4, 2006	January 5, 2006
Current Report on form 8-K	December 16, 2005	January 17, 2006
Current Report on form 8-K	January 12, 2006	January 24, 2006
Current Report on form 8-K	February 7, 2006	February 9, 2006
Quarterly Report on form 10-QSB/A	March 31, 2003	February 14, 2006

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation’s bylaws, agreement, vote or otherwise.

Section EIGHTH of the Amended and Restated Certificate of Incorporation of the Company provides that the Company shall indemnify all persons whom it may indemnify to the fullest extent permitted by the DGCL. Section SIXTH of the Amended and Restated Certificate of Incorporation provides that directors of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duties unless the breach involves:  (i) a director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the Company, or (iv) a transaction from which the director derived an improper personal benefit.

The Amended and Restated By-Laws of the Company provide that the Company will, to the fullest extent permitted by applicable law, as may be amended from time to time, (i) indemnify any officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or served any other enterprise in any capacity at the request of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses including attorneys’ fees incurred as a result of such action or proceeding or any appeal therein, and (ii) pay in advance of the final disposition of any such action or proceeding expenses incurred by any such indemnified person in defending such action or proceeding.

The Company purchased a policy of directors’ and officers’ liability insurance.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Regulation S-B
Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Sun American Bancorp.*
4.2	Amended and Restated By-Laws of Sun American Bancorp.**
5.1	Opinion of Blank Rome LLP.
10.1	2005 Stock Option and Stock Incentive Plan.
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the Signature Page).
———————

*

Incorporated hereby by reference to Appendix A of the Company’s definitive Proxy Statement related to its Special Meeting of Stockholders on Schedule 14A (File No. 0-22911) filed with the Commission on November 17, 2005.

** Incorporated hereby by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K (Registration No. 0-22911) filed with the Commission on August 2, 2005.

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

(a)

1.

To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

Include any additional or changed material information on the plan of distribution.

2.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida as of March 31, 2006.

SUN AMERICAN BANCORP

By:	/s/ MICHAEL E. GOLDEN
Michael E. Golden
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Golden, his true and lawful attorney-in-fact and agent with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto the said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and as of the date indicated.

SIGNATURE	CAPACITY	DATE
/s/ MICHAEL E. GOLDEN	President and Chief Executive Officer (Principal Executive Officer) and Director	March 31, 2006
Michael E. Golden
/s/ ROBERT L. NICHOLS	Chief Financial Officer (Principal Accounting and Financial Officer)	March 31, 2006
Robert L. Nichols
/s/ HUGO A. CASTRO	Director	March 31, 2006
Hugo A. Castro
/s/ NELSON FAMADAS	Director	March 31, 2006
Nelson Famadas
/s/ LEONARD F. MARINELLO	Director	March 31, 2006
Leonard F. Marinello
/s/ MICHAEL ROSINUS	Director	March 31, 2006
Michael Rosinus
/s/ JAMES PARTRIDGE	Chairman and Director	March 31, 2006
James Partridge
/s/ STEPHEN PERRONE	Director	March 31, 2006
Stephen Perrone
/s/ ALBERTO VALLE	Director	March 31, 2006
Alberto Valle

EXHIBIT INDEX

Regulation S-B
Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Sun American Bancorp.*
4.2	Amended and Restated By-Laws of Sun American Bancorp.**
5.1	Opinion of Blank Rome LLP.
10.1	2005 Stock Option and Stock Incentive Plan.
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the Signature Page).
———————

*

Incorporated hereby by reference to Appendix A of the Company’s definitive Proxy Statement related to its Special Meeting of Stockholders on Schedule 14A (File No. 0-22911) filed with the Commission on November 17, 2005.

** Incorporated hereby by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K (Registration No. 0-22911) filed with the Commission on August 2, 2005.